Exhibit 10.17

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1)

180,000 DWT CLASS BULK CARRIER

HULL NO. 0006

BETWEEN

QUINTANA MARITIME LIMITED

(AS BUYER)

AND

KOREA SHIPYARD CO., LTD.

(AS BUILDER)

SHIPBUILDING CONTRACT

THIS CONTRACT is made as of 3rd December, 2006 by and between QUINTANA MARITIME LIMITED, a company incorporated and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands MH96960 (hereinafter called “QML”) or a company to be nominated by QML pursuant to Article XV hereof (hereinafter called the “NOMINEE”)(QML until such nomination takes place and the NOMINEE following such nomination having taken place, in either case hereinafter called the “BUYER”), the party of the first part and KOREA SHIPYARD CO ., LTD ., a company organized and existing under the laws of the Republic of Korea, having its registered office at 1243-1, Yonsan-bong, Mokpo-City, Jeollanam-Do, Korea (hereinafter called the ‘BUILDER”), the party of the second part,

WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 180,000 DWT Class Bulk Carrier as described in Article 1 hereof (hereinafter called the “VESSEL”) at the BUILDER’S shipyard in Jindo, Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth:

ARTICLE I     DESCRIPTION AND CLASS

1.	Description

The VESSEL shall have the BUILDER’S Hull No. 0006 and shall be constructed, equipped and completed in accordance with the specifications (Ref. No. KSB-FS-002R0 dated 3rd December, 2006) and the maker list (Ref. No. KSB-ML-002R0 dated 3rd Dec., 2006) (hereinafter collectively called the “SPECIFICATIONS”) and the general arrangement plan (Ref. No. KSB-GA-002R0 dated 3rd Dec., 2006) (hereinafter called the “PLAN”), which shall constitute an integral part of this CONTRACT.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.	Basic Dimensions and Principal Particulars of the VESSEL

The basic dimensions anti principal particulars of the VESSEL shall be

Length, overall	maximum 292.0 M

Length, between perpendiculars	283.0 M

Breadth, moulded	45.0 M

Depth to Upper Deck, moulded	24.7 M

Design draft, moulded, in seawater of specific gravity of 1.025	16.5 M

Scantling draft, moulded, in seawater of specific gravity of 1.025	18.2 M

Deadweight on the above moulded

design draft of 16.5 M	about 159,000 M/T

Deadweight on the above moulded scantling draft of 18.2 M, guaranteed	179,700 M/T

Main propelling machinery	MAN-B&W 6S70 MC-C (Mark 7)

MCR : 18,660 KW X 91.0 RPM

NCR : 16,790 KW X 87.9 RPM

Service speed at 16.5 meters design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 16,790 KW with fifteen per cent (15%) sea margin, guaranteed	15.4 Knots

Fuel consumption of the main engine applying I.S.O. reference conditions to the result of official shop test at a NCR of 16,790 KW using marine diesel oil having lower calorific value of 42,700 KJ per Kg, guaranteed

166.7 gr/KW.HR

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

3.	Classification, Rules and Regulations

(a)

The VESSEL shall be built in compliance with the current rules and regulations of American Bureau of Shipping (hereinafter called the “CLASSIFICATION SOCIETY”), to be classed and registered as +A1(E), +AMS, Bulk Carrier CSR, SafeShip-CM, BC-A (holds 2, 4, 6 and 8 may be empty with maximum cargo density: 3.0t/m3), ESP, +ACCU, TCM, GRAB(20), UWILD, POT and also to comply with the rules, regulations and requirements of the other regulatory bodies described in the SPECIFICATIONS.

(b)	The rules, regulations and requirements of the CLASSIFICATION SOCIETY and the regulatory bodies and the other relevant, regulations and requirement, if any, are to include their current ones that have been issued and are effective as of the date of signing this CONTRACT.

(c)	The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(d)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

4.	Nationality of the VESSEL

The VESSEL shall be built and completed by the BUILDER for registration in the Marshall Islands and shall be registered by the BUYER at its own cost and expense under the laws of the Marshall Islands with its home port of Majuro at the time of its delivery and acceptance hereunder.

ARTICLE II     CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Seventy Seven Million Seven Hundred Thousand (US $77,700,000) (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT . The CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s SUPPLIES as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

ARTICLE III     ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty, the calculation of damage being deemed final.

1.	Delayed Delivery

(a)	No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)	If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by United States Dollars Twenty Thousand (US $20,000) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of two hundred and forty (240) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)

But, if the delay in delivery of the VESSEL continues for a period of more than two hundred and seventy (270) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by telegram, or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned two hundred and seventy (270) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof.

(d)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI, XII or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.	Insufficient Speed

(a)	The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed guaranteed under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than three-tenths (3/10ths) of one (1) knot below the guaranteed speed.

(b)	However, as for the deficiency of more than three-tenths (3/10ths) of one (1) knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced as follows [Fractions of less than one-tenth (1/10th) of a knot shall be prorated]:

For the three-tenths (3/10ths) of a knot — a total sum of US $100,000

For the four-tenths (4/10ths) of a knot ——a total sum of US $175,000

For the five-tenths (5/10ths) of a knot —— a total sum of US $390,000

For the six-tenths (6/10ths) of a knot ——– a total sum of US $520,000

For the seven-tenths (7/10ths) of a knot —— a total sum of US $650,000

For the eight-tenths (8/10ths) of a knot —— a total sum of US $780,000

*	The above figures are not cumulative.

However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of eight-tenths (8/10ths) of one (1) knot below the guaranteed speed at the rate of reduction as specified above.

(c)	If the deficiency in actual speed of the VESSEL is more than eight-tenths (8/10ths) of one (1) knot below the speed guaranteed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as provided in Article VI 5 . hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for eight-tenths (8/10ths) of one (1) knot of deficiency only.

3.	Excessive Fuel Consumption

(a)	The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’s main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine, if such excess is not more than five per cent (5%) over the fuel consumption guaranteed in Article I. 2 hereof.

(b)	However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL’s main engine the CONTRACT PRICE shall be reduced by United States Dollars Ninety Thousand (US $90,000), for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption [fractions of less than one per cent (1%) shall be prorated] . However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of ten per cent (10%) over the guaranteed fuel consumption of the VESSEL’s main engine at the rate of reduction as specified above.

(c)	If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL’s main engine by more than ten per cent (10%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI . hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the ten per cent (10%) increase only.

4.	Deadweight below Contract Requirements

(a)	The CONTRACT PRICE of the VESSEL shall not be affected or changed, if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the guaranteed deadweight of 179,700 metric tons on the moulded design draft of 18.2 meters required by this CONTRACT and the SPECIFICATIONS by an amount of 2,000 metric tons or less.

(b)	However, should the deficiency in the actual deadweight of the VESSEL be in excess of 2,000 metric tons below the said guaranteed deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton [fractions of less than one (1) metric ton shall be disregarded] of decreased deadweight in excess of 2,000 metric tons by the sum of United States Dollars Seven Hundred (US $700) per metric ton. However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 4,500 metric tons below the guaranteed deadweight hereinabove.

(c)	If the deficiency in the deadweight of the VESSEL is more than 4,500 metric tons below the said guaranteed deadweight, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections without the BUYER’s prior consent as specified in Article VI.5 . hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for 4,500 metric tons of deficiency only.

5.	EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

ARTICLE IV    INSPECTION AND APPROVAL

1.	Appointment of BUYER’s Representative

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter each called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith . Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

2.	Authority of the BUYER’s Representative

Such BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. Provided that the BUYER’S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT, the SPECIFICATIONS and the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS and the PLAN, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT, the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorized by the BUILDER for this purpose .

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changer and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIV hereof. The Principal Surveyor of the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists.

3.	Approval of Drawings

(a)	The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XIX hereof. The BUYER shall, within twenty one (21) calendar days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)	When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

(c)	In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIV hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

4.	Salaries and Expenses

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.	Responsibility of the BUILDER

(a)	The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished office space equipped with air conditioning at, or in the vicinity of, the SHIPYARD together with access to telephone and facsimile facilities as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work’s rules and regulations prevailing at the BUILDER’s and its sub-contractor’s premises. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(c)	The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

6.	RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE shall carry out his duties, hereunder in accordance with the normal international shipbuilding practice and in such way so as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Representative who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD if necessary, and if the BUYER consider that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

ARTICLE V     MODIFICATIONS, CHANGES AND EXTRAS

1.	How Effected

Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the DELIVERY DATE and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse: to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within fourteen (14) days of the BUILDER’s notification of the same to the BUYER, or, if, in the BUILDER’s judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters or facsimiles manifesting the agreement.

The letters and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT, the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.	Substitution of Material

If any materials, machinery of equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot be procured in time to meet the BUILDER’S construction schedule for the VESSEL, or are in short supply, or are unreasonably high in price compared with the prevailing international market price, the BUILDER may supply, subject to the BUYER’S prior written approval, other materials, machinery or equipment of equal and effect capable of meeting the Rules and Regulations of the CLASSIFICATION SOCIETY and other regulatory bodies. The BUILDER shall not, however, be relieved of its obligations if such non-availability could have been for seen or occasioned by forward planning. In this case, the BUILDER shall not be entitled to an extension of the DELIVERY DATE or to increase in the CONTRACT PRICE by reason of such non-availability.

3.	Changes in Rules and Regulations

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed after the date of this CONTRACT by the CLASSIFICATION SOCIETY or bodies authorized to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to:

(a)	any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(b)	any extension or advancement in the DELIVERY DATE of the VESSEL that is occasioned by such compliance;

(c)	any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

(d)	adjustment of the speed requirements if such compliance results in any increase or reduction in the speed; and

(e)	any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS and the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

This paragraph does not refer to alterations or changes of rules and regulations of the CLASSIFICATION SOCIETY which were announced to the BUILDER in writing by the CLASSIFICATION SOCIETY on or before the date of signing of this CONTRACT.

The BUILDER may, at its sole discretion and responsibility, subcontract any part of the construction work of the VESSEL. The BUYER shall be informed by the BUILDER accordingly about the place where the subcontracting work is to be carried out in advance so that supervision can be performed properly.

ARTICLE VI    TRIALS AND COMPLETION

1.	Notice

The BUILDER shall notify the BUYER in writing or by facsimile at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run by facsimile. The BUYER shall confirm in writing to the BUILDER that the VESSEL is ready for sea trials. In case of dispute between the parties whether the VESSEL is ready for sea trials the decision of the representative of the CLASSIFICATION SOCIETY is binding.

The BUYER’S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.	Weather Condition

In the event of unfavorable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial runs, the weather should become so unfavorable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavorable weather conditions shall also operate to extend the DELIVERY DATE of the VESSEL for the period of delay occasioned by such unfavorable weather conditions.

3.	How Conducted

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfilment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary. Furthermore the BUYER’s REPRESENTATIVE is entitled to participate in any preliminary sea trials conducted by the BUILDER.

4.	Consumable Stores

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUYER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.	Acceptance or Rejection

(a)	If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)	However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

The BUYER shall, within two (2) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS and the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(c)	Save as above provided, the BUYER shall, within two (2) days after completion of the trial run, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS and the PLAN or this CONTRACT.

If the BUILDER is in agreement with the BUYER’s determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfilment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary.

The BUYER shall, within two (2) days after completion of such tests and/or trials, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

(d)	However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

6.	Effect of Acceptance

The BUYER’s written, or facsimile notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL to this Contract and the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER’s rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIV hereof.

ARTICLE VII    DELIVERY

1.	Time and Place

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on 25th June, 2010 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly. The BUILDER shall have the right to deliver the VESSEL earlier than the DELIVERY DATE, but not earlier than the day falling 60 days prior to the DELIVERY DATE and provided always that the BUILDER shall have completed the VESSEL in accordance with the terms of this CONTRACT and the SPECIFICATIONS and PLAN and after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI hereof.

2.	When and how Effected

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the DELIVERY INSTALMENT as set forth in Article X.2. hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL OF DELIVERY AND ACCEPTANCE shall be prepared in duplicate and signed by each of the parties hereto.

3.	Documents to be Delivered to the BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4. hereof,

(d)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(e)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radiotelegraphy Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	Suez Canal Tonnage Certificate

(viii)	De-ratting Exemption Certificate

(ix)	I.O.P.P. Certificate

(x)	BUILDER’s Certificate

(xi)	Deadweight Certificate (issued by the BUILDER)

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued.

(f)	DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the Korean governmental authorities as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(g)	BILL OF SALE by the BUILDER to the BUYER transferring title to the VESSEL from the BUILDER to the BUYER, such Bill of Sale to be duly notarised and apostilled.

(h)	Power of Attorney of the BUILDER authorising the execution of all documents listed in the Article VII, such Power of Attorney to be duly notarised and apostilled.

4.	Tender of the VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.	Title and Risk

Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI.5.(d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace . The title to the BUYER’S SUPPLIES as provided in Article XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’S SUPPLIES shall be as described in Article XII.

6.	Removal of the VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is affected. If the BUYER shall not remove the VESSEL from the SHIPYARD within the foresaid three (3) days, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

ARTICLE VIII    DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.	Causes of Delay

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events: namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, or other labour disturbances, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, or delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using seasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER’s other commitments resulting from any such causes as described in this Article which in turn delay the construction of the VESSEL or the BUILDER’s performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or other causes beyond the control of the BUILDER, its sub-contractors or suppliers as the case may be, or for any other causes which, under the terms of this CONTRACT, authorize and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time, which shall not exceed the total accumulated time of all such delays. The BUILDER shall reasonably demonstrate that the cause of delay was not occasioned by the fault of the BUILDER and the BUILDER shall take all reasonable steps to mitigate its effect upon the construction of the VESSEL.

2.	Notice of Delays

Within ten (10) days after the date on which the BUILDER becomes aware of the occurrence of the cause of delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by facsimile of the date on which such cause of delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER, if reasonably available, evidence to justify the delay claimed . Within one (1) week after such cause of delay ends, the BUILDER shall likewise advise the BUYER in writing or by facsimile of the date on which such cause of delay ended, and also shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the DELIVERY DATE of the VESSEL within one (1) week after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	Right to Cancel for Excessive Delay

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIV, (ii) the BUYER’s defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, aggregates three hundred and sixty five (365) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either three hundred and sixty five (365) days in case of the delay in this Paragraph or two hundred and seventy (270) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within seven (7) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)	Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)	If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III.1.

If the BUYER shall not make an election within seven (7) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.	Definition of Permissible Delays

Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorized delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

ARTICLE IX    WARRANTY OF QUALITY

1.	Guarantee of Material and Workmanship

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL and all parts and equipment thereof that are manufactured or furnished by the BUILDER under this CONTRACT against all defects which are directly due to defective materials, construction miscalculation and/or poor workmanship, provided such defects have not been caused by perils of the sea, rivers or navigation, or by normal wear and tear, overloading, improper loading or stowage, fire, accident, incompetence, mismanagement, negligence or wilful neglect or by alteration or addition by the BUYER not previously approved by the BUILDER.

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph.

2.	Notice of Defects

The BUYER or its duly authorized representative will notify the BUILDER in writing or by facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’s written notice shall include full particulars as to the nature of the defect and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, facsimile advice received by the BUILDER within three (3) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such facsimile advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than seven (7) days after the expiry date.

3.	Remedy of Defects

(a)	The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary and reasonably practicable repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) herein below.

In any cases, removal of the VESSEL to the location at which the repair or replacements are to be effected, shall be at the BUYER’s risk and expenses.

(b)

If it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER for an amount equal to the reasonable cost of making the same repairs or replacements at the SHIPYARD. The BUILDER shall compensate the BUYER for the documented expenses incurred by the BUYER, but not to exceed one hundred and twenty percent (120%) of the cost of making such repair or replacement at the SHIPYARD, subject to the cost of making such repair or replacement in the SHIPYARD is being equal to the cost of the same repair and replacement in a major shipyard in Singapore.

(c)	In the event that it is necessary for the BUILDER to forward a replacement of a defective part under this guarantee, replacement parts shall be supplied to the BUYER by airfreight (if air transport is feasible and necessary to assure the VESSEL’s undisturbed operation) on a freight prepaid basis to the port designated by the BUYER.

(d)	The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(d)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIV hereof.

4.	Extent of BUILDER’s Liability

(a)

After delivery of the VESSEL the responsibility of the BUILDER in respect of or in connection with the VESSEL or this CONTRACT shall be limited to the extent expressly provided in the Paragraph 4 of this Article. Except as expressly provided in this Paragraph, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b)	The BUILDER shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above, nor in any event shall the BUILDER be liable for any worsening of defects after the expiry date of the guarantee (notwithstanding Paragraph 3 of this Article).

(c)	The BUILDER shall under no circumstances be liable for defects in the VESSEL or any part of equipment thereof caused by perils of the sea, rivers or navigation, or normal wear and tear, or fire or accidents at sea or elsewhere or by mismanagement, accident, negligence, wilful neglect, alteration or addition on the part of the BUYER, its employees or agents on or doing work on the VESSEL, including the VESSEL’s officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs which were made by other than the BUILDER at the discretion of the BUYER as hereinabove provided.

(d)	The liability of the BUILDER provided for in this Article shall be limited to defects directly caused by defective materials, construction miscalculation and/or poor workmanship as above provided. The BUILDER shall not be obliged to repair, not be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified above. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER.

5.	Guarantee Engineer

The BUILDER may at the request of the BUYER appoint a guarantee engineer to serve on the VESSEL as its representative for a period of three (3) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the guarantee engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said three (3) months, but no longer than twelve (12) months from the delivery of the VESSEL.

The BUYER and its employees shall give such guarantee engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.

The BUYER shall accord the guarantee engineer treatment comparable to the VESSEL’s chief engineer and shall provide board and lodging at no cost to the BUILDER or the guarantee engineer. While the guarantee engineer is on board the VESSEL, the BUYER shall pay to the BUILDER a sum of United States Dollars Three Thousand Five Hundred (US$3,500.-) per month, the expenses of his repatriation to Mokpo, Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL’s hospital. The BUILDER and the BUYER shall, prior to delivery of the VESSEL, execute a separate agreement regarding the guarantee engineer.

ARTICLE X    PAYMENT

1.	Currency

All payments under this CONTRACT shall be made in United States Dollars.

2.	Terms of Payment

The payments of the CONTRACT PRICE shall be made after CONTRACT EFFECTIVENESS as follows:

(a)	First Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to United States Dollars Fifteen Million Five Hundred and Forty Thousand (US$15,540,000) shall be paid within three (3) business days after receipt by the BUYER of the original of the refund guarantee referred to Paragraph 7 of this Article.

(b)	Second Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to United States Dollars Fifteen Million Five Hundred and Forty Thousand (US$15,540,000) shall be paid within three (3) business days after the later of (i) receipt by the BUYER of the BUILDER’s notice with confirmation by the CLASSIFICATION SOCIETY that the steel cutting has been carried out and (ii) 25th June, 2009,

(c)	Third Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to United States Dollars Fifteen Million Five Hundred and Forty Thousand (US$15,540,000) shall be paid within three (3) business days after receipt by the BUYER of the BUILDER’s notice with confirmation by the CLASSIFICATION SOCIETY that the keel laying has been carried out.

(d)	Fourth Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to United States Dollars Fifteen Million Five Hundred and Forty Thousand (US$15,540,000) shall be paid within three (3) business days after receipt by the BUYER of the BUILDER’s notice with confirmation by the CLASSIFICATION SOCIETY that the launching has been carried out.

(e)	Fifth Instalment (DELIVERY INSTALMENT)

Twenty per cent (20%) of the CONTRACT PRICE amounting to United States Dollars Fifteen Million Five Hundred and Forty Thousand (US$15,540,000) plus or minus any increase or decrease due to modifications and/or adjustments, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery of the VESSEL. (The date stipulated for payment of first, second, third and fourth instalment mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

Under this CONTRACT’, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in Greece, Korea or USA such due date shall fall due upon the first business day next following.

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER, provided however that no payment shall be made by the BUYER under this CONTRACT if the refund guarantee to be issued pursuant to paragraph 7 of this Article X has not been issued. If the refund guarantee is withdrawn or in any way ceases to be valid at any time during the course of this CONTRACT on or before the delivery of the VESSEL, then the BUYER may terminate this CONTRACT by notice to the BUILDER in writing or by telefax confirmed in writing in accordance with the provisions of paragraph 5 of this Article X. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIV hereof.

3.	DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the BUILDER shall notify the BUYER by facsimile of the date such payment becomes due.

The BUYER shall immediately acknowledge receipt of such notification by facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.	Method of Payment

(a)	All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made to the BUILDER’s Bank specified (c) herein below at the BUYER’s cost and expense on or before the DUE DATE thereof by telegraphic transfer under telefax advice to the BUILDER.

(b)	The DELIVERY INSTALMENT as provided in paragraph 2.(e) of this Article shall be deposited with the BUILDER’s Bank by telegraphic transfer at least three (3) business days prior to scheduled delivery date of the VESSEL notified by the BUILDER with instruction that the said instalment is payable to the BUILDER against presentation by the BUILDER to the BUILDER’s Bank of duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

(c)	Reference to the BUILDER’s Bank

- . Name	: Industrial Bank of Korea
- . Address	: 50, Ulchiro 2-Ga, Chungu, Seoul, Korea
- . Account No.	: 191-002348-56-00016
- . Telex Number	: K239384
- . Telefax Number	: 82-2-729-7204
- . Swift Code	: IBKOKRSE
- . Beneficiary	: Korea Shipyard Co., Ltd.
- . Through Bank	: Deutsche Bank Trust Company Americas, New York
ABA Number : 021001033
Swift Code : BKTRUS33
Customer : Industrial Bank of Korea

(d)	Simultaneously with each of the payments, the BUYER shall advise the BUILDER of the details of the payment by facsimile and at the same time, the BUYER shall cause the BUYER’s remitting bank to advise the BUILDER’s bank of the details of such payments by authenticated bank cable or telex.

5.	Refund by the BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitutes advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in United States Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be five per cent (5.0%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

If the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’S SUPPLIES as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of these supplies incorporated into the VESSEL.

6.	Discharge of Obligations

Such refund as provided in the foregoing Paragraphs 4 and 5 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other except the claims of the BUILDER against the BUYER, if any, under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

7.	Refund Guarantee

As security for refund of the instalments of the CONTRACT PRICE payable prior to delivery of the VESSEL, the BUILDER shall furnish the BUYER at least three (3) business days prior to the payment of the first instalment with a letter of guarantee of a Korean bank acceptable to the BUYER, covering the amount of the predelivery instalment(s) plus interest in favour of the BUYER. Such letter of guarantee shall have substantially the same form and substance as Exhibit A annexed hereto.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided shall be five per cent (5.0%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund.

If the BUILDER is required to refund to the BUYER the instalment(s) paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’s SUPPLIES as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

8.	Performance Guarantee

As security for the correct fulfilment and performance of this CONTRACT by the BUYER and following nomination by QML of the NOMINEE under Article XV hereof, QML shall concurrently with such nomination being made by QML, furnish the BUILDER with a Letter of Guarantee issued by QML in such form and with such terms and conditions as mentioned in EXHIBIT “B” as annexed hereto.

ARTICLE XI    BUYER’S DEFAULT

1.	Definition of Default

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a)	If any of the first, second, third and fourth instalment is not paid to the BUILDER within respective DUE DATE of such instalments; or

(b)	If the DELIVERY INSTALMENT is not deposited at the account of the BUILDER with the BUILDER’s Bank in accordance with Article X 4. (b) hereof or if the said DELIVERY INSTALMENT deposit is not (for reasons not attributable to the BUILDER) released to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c)	If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d)	If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation); or

(e)	If the BUYER fails to be in punctual, due and full compliance with any of its obligations under this CONTRACT.

In case the BUYER is in default of any of its obligations under this CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.	Effect of the BUYER’s Default on or before the Delivery of the VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then:

(a)	The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of continuence of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)	The BUYER shall pay to the BUILDER interest at the rate five per cent (5.0%) per annum in respect of the instalment(s) in default from the respective DUE GATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)	If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)	If any of the BUYER’s default continues for a period of fifteen (15) business days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a facsimile notice of rescission confirmed in writing.

(e)	In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’s loss and damage due to the BUYER’s default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows:

First, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at five per cent (5.0%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second, if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at five per cent (5.0%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labor, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at five per cent (5.0%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third, the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

ARTICLE XII    BUYER’S SUPPLIES

1.	Responsibility of the BUYER

The BUYER shall, at its cost and expense, supply all of the items to be furnished by the Buyer as specified in the SPECIFICATIONS (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in perfect condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet they building schedule of the VESSEL.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

If necessary, the commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER directly related to the VESSEL due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have:

(a)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(b)	given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s rights as hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.	Responsibility of the BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense .

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to wilful default or negligence on its part, be responsible for such loss or damage.

ARTICLE XIII    INSURANCE

1.	Extent of Insurance Coverage

From the time of launching of the VESSEL until the VESSEL is delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL fully insured with first class insurance company in Korea, against the risks under cover corresponding to the “Institute Clause for Builder’s Risk” upon the London Market.

The insurance coverage shall be carried up to the date of delivery of the VESSEL, and shall be in an amount equal to the CONTRACT PRICE.

A copy of the insurance policy shall be delivered to the BUYER.

2.	Partial Loss / Total Loss

2.1	In the event of partial loss prior to delivery, all insurance shall be payable to the BUILDER and the BUILDER shall apply the amount recovered under the insurance policies to the repair of such damage to meet the SPECIFICATIONS at no additional expenses to the BUYER. The BUYER shall accept the VESSEL under this CONTRACT if fully repaired and completed in accordance with this CONTRACT and SPECIFICATIONS.

2.2	However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall, by mutual agreement with the BUYER, either;

(a)	Proceed in accordance with the terms of this CONTRACT, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the DELIVERY DATE and adjustment of other terms of this CONTRACT including the CONTRACT PRICE and as may be necessary for the completion of such reconstruction; or

(b)	Refund to the BUYER the amount of all the instalments paid to the BUILDER under this CONTRACT whereupon this CONTRACT shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provision of sub-paragraph 2.2 (b) as above shall apply.

3.	Termination of the BUILDER’s Obligation to Insure

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance of the VESSEL by the BUYER.

ARTICLE XIV    DISPUTES AND ARBITRATION

1.	Proceedings

1.1	Decision by the Classification Society

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this CONTRACT or the SPECIFICATIONS and PLAN, the parties may by mutual agreement refer the dispute to the CLASSIFICATION SOCIETY or to such other expert as may be mutually agreed between the parties hereto and whose decision shall be final, conclusive and binding upon the parties hereto.

1.2	Proceeding of Arbitration

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article XIV and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this CONTRACT or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London subject to the London Maritime Arbitrators Association. Each party shall appoint an arbitrator and the two arbitrators so appointed shall appoint a third arbitrator (together hereinafter call the “ARBITRATION BOARD”).

If the two arbitrators are unable to agree upon a third arbitrator within twenty (20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the timing being of the London Maritime Arbitrators Association to appoint the third arbitrator.

Such arbitration shall be in accordance with subject to the provisions of the English Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to what such party is demanding arbitration. Within fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within fourteen (14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the ARBITRATION BOARD.

The award of the arbitrators shall be final and binding on all parties.

2.	Notice of Award

The award shall be immediately be given to the parties hereto in writing or by telefax.

3.	Expenses

The ARBITRATION BOARD shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

4.	Entry in Court

Judgment upon the award may be entered in any court having jurisdiction thereof.

5.	Alteration of Delivery Date

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the DELIVERY DATE which the ARBITRATION BOARD may deem appropriate and/or a determination by the ARBITRATION BOARD as to whether a delay is classified as permissible or non-permissible for the purpose of Article VIII hereof and/or Article V hereof.

ARTICLE XV    SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT.

The BUILDER further agrees that the BUYER may assign to a financial institution(s) providing the BUYER with finance in relation to the acquisition of the VESSEL all its rights and benefits (but none of its obligations) under this CONTRACT without the consent of, but with a due prior notice of such assignment to, the BUILDER.

It is understood that any expenses including legal and other costs incurred due to the assignment or transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER accepts that QML has the right to nominate another company (such company hereinafter called the “NOMINEE”) as buyer in its place under this CONTRACT subject to the BUILDER’S prior written consent, such consent not to be unreasonably withheld or unduly delayed, provided however that the BUILDER’S consent shall not be withheld or delayed in the event that the NOMINEE has been formed by QML for the purpose of taking over this CONTRACT and is owned by at least fifty percent (50%) by QML . Upon such nomination by QML being accepted by the NOMINEE:

(a)	The NOMINEE shall replace QML as the BUYER under this CONTRACT and shall have all rights and obligation that QML had by signing this CONTRACT as if the NOMINEE was named in this CONTRACT ab initio the buyer under this CONTRACT.

(b)	QML will remain responsible for the NOMINEE’S obligations under this CONTRACT and shall issue a Performance Guarantee as a guarantor in favour of the BUILDER in the form annexed to this CONTRACT as EXHIBIT “B”

(c)	If at the time of nomination the letter of guarantee referred in paragraph 7 of Article X hereof has beers issued, the BUILDER shall procure that the bank that has issued the said letter of guarantee referred to in paragraph 7 of Article X hereof shall issue a supplemental letter to such letter of guarantee whereby the existing letter of guarantee in favour of QML shall be amended to be in favour of the NOMINEE.

The cost and expenses, if any, for transferring this CONTRACT and any other document from the BUYER to the NOMINEE shall be borne by the BUYER.

ARTICLE XVI    TAXES AND DUTIES

1.	Taxes

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.	Duties

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation so far as the concerned regulation allows such indemnity in Korea. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL, which are not absolutely required for the construction or operation of the VESSEL.

ARTICLE XVII    PATENTS, TRADEMARKS AND COPYRIGHTS

1.	Patents, Trademarks and Copyrights

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any, in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	Rights to the Specifications, Plans, etc.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical description calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same to any third parties or divulge any information contained therein, without the prior written consent of the BUILDER, excepting where it is necessary for the usual operation, repair and maintenance of the VESSEL.

ARTICLE XVIII    INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that this CONTRACT shall be governed and shall be construed in accordance with the laws of England.

ARTICLE XIX     NOTICES

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail, facsimile and shall be deemed to be given when first received whether by registered mail, facsimile. They shall be addressed as follows, unless and until otherwise advised:

To the BUILDER

Korea Shipyard Co., Ltd.

1402 Nogjinri, Gunnaemyon, Jindogun, Jeollanamdo, Korea

Telephone	: + 82 61 542 4521-6
Facsimile	: + 82 61 542 0491
E-Mail	: ksyard@gmail.com
Attention	: Mr. Jeon, Min-Hwan

To the BUYER

c/o Quintana Management LLC

13 Pandoras & Kyprou Street

166 74 Glyfada

Athens, Greece

Telephone	: +30 210 89 85 056
Facsimile	: +30 210 8948 823
E-Mail	: smolaris@quintanamaritime.com and mkoutsouridis@quintanamaritime.com
Attention	: Mr. Stamatis Molaris and Mr. Michael Koutsouridis

The said notices shall become effective upon receipt of the letter, facsimile communication by the receiver thereof. Where a notice by facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the facsimile.

ARTICLE XX    EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

ARTICLE XXI    EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER: QUINTANA MARITIME LIMITED

By:	/s/ Stamatis Molaris
Name:	Stamatis Molaris
Title:	Attorney in Fact

BUILDER: KOREA SHIPYARD CO., LTD.

By:	/s/ Jeon Min-Hwan
Name:	Jeon, Min-Hwan
Title:	President

EXHIBIT A

LETTER OF GUARANTEE

Date:

Gentlemen:

We hereby issue our irrevocable Letter of Guarantee number                  in favor of                          (hereinafter called the “BUYER”) for account of Korea Shipyard Co., Ltd., Korea (hereinafter called the “BUILDER”) as follows in connection with the shipbuilding contract dated                      (hereinafter called the “CONTRACT”) made by and between the BUYER and the BUILDER for the construction and sale of one (1) 180,000 DWT Class Bulk Carrier having the BUILDER’s Hull No.              (hereinafter called the “VESSEL”).

In consideration of the BUYER entering into the CONTRACT with the BUILDER and for other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) if in connection with the terms of the CONTRACT the BUYER shall become entitled to a refund of the instalments or advance payments made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER within thirty (30) days after demand by the BUYER being initially US$                              (say U.S. Dollars                      only) together with interest thereon at the rate of five percent (5%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this Letter of Guarantee will be automatically increased upon the BUILDER’s receipt of the respective instalment, not more than three times, each time by the amount of instalment or advance payment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$                              (say U.S. Dollars              only) Plus interest thereon at the rate of five percent (5%) per annum from the date following the date of the BUILDER’s receipt of each instalment to the date of remittance by telegraphic transfer of the refund.

This Letter of Guarantee is available against the BUYER’s written demand and signed statement certifying that the BUYER’s demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days of the date of your demand to the BUILDER referred to above we receive notification from you or the BUILDER accompanied by written confirmation to the effect that an arbitration has been initiated and that your claim to cancel the CONTRACT or your claim for refund thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this Letter of Guarantee pay to you the sum (not exceeding US$              plus interest by the same manner hereinabove) due to you from the BUILDER pursuant to the award of a London arbitration tribunal immediately upon receipt from you of a demand for payment of the sum and a copy of the award.

This Letter of Guarantee shall become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, this Letter of Guarantee shall be returned to us.

This Letter of Guarantee is assignable and valid from the date of this Letter of Guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the CONTRACT.

All demands, statements or notices in connection with this Letter of Guarantee shall be validly given if sent to us by telefax to our office at                                              , Korea as follows:

Korea

Tel:

Fax:

In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as maybe necessary in order that the actual amount received after deduction or withholding shall be equal to the amount that would have been received if such deduction or withholding were not required.

This Letter of Guarantee shall remain in full force and effect, notwithstanding any amendments made to the CONTRACT by the parties thereto.

This Letter of Guarantee shall be governed by and construed in accordance with the laws of England and any dispute hereunder shall be subject to arbitration in England under the provisions of the Arbitration Act 1996 or any modification or re-enforcement thereof at the time.

Very truly yours,

EXHIBIT “B”

Messrs.

KOREA SHIPYARD CO., LTD.

1243-1, Yonsan-Dong

Mokpo City

Jeollanam-Do

Korea

Date:                     , 2006

PERFORMANCE GUARANTEE

Gentlemen:

In consideration of your executing a SHIPBUILDING CONTRACT (hereinafter called the “CONTRACT”), dated                      with                                              having its registered office at                                                                                (hereinafter called the “BUYER”) providing for the construction of one (1) 180,000 DWT Class Bulk Carrier bearing Hull No.              (hereinafter called the “VESSEL”), and providing, among other things, for payment of the CONTRACT PRICE amounting to United States Dollars                                                                 only (US$                             ), the undersigned hereby unconditionally and irrevocably guarantees to you, your successors and assignee, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT and any supplements, amendments, changes, or modifications hereinafter made thereto, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this Guarantee shall be fully applicable to the CONTRACT as so supplemented, amended, changed or modified and to the CONTRACT, if it shall be assigned by the BUYER in accordance with Article XV of the CONTRACT) including but not limited to, due and prompt payment of the CONTRACT PRICE by the BUYER to you, your successors, and assignee under the CONTRACT and any supplements, amendments, changes or modifications as aforesaid.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this Guarantee, and to constitute the same the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with the CONTRACT and applicable law.

The payment by the undersigned under this Guarantee shall be made forthwith upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER.

This Performance Guarantee shall become effective when the CONTRACT comes into effect according to its terms, and terminate upon payment of the DELIVERY INSTALMENT by the BUYER.

This Guarantee is governed by the laws of England and any dispute arising out of this guarantee may be referred to the non-exclusive jurisdiction of the Courts of England.

Yours faithfully,

For and on behalf of Quintana Maritime Limited

/s/ Stamatis Molaris
Name :	Stamatis Molaris
Title :	Attorney in Fact

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